Exhibit 99.2

Pixelworks, Inc. Q3 2017 Conference Call
November 7, 2017

Operator

Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s third quarter 2017 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we will conduct a question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Mr. Steve Moore.

Steve Moore

Good afternoon and thank you for joining us today. With me on the call is Todd DeBonis, Pixelworks’ President and CEO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the third quarter of 2017.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's belief as of today, Tuesday, November 7, 2017, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2016, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income/loss, and net income/loss per share. These non-GAAP measures exclude amortization of deferred revenue fair value adjustment, inventory step-up and backlog amortization, amortization of acquired intangible assets, acquisition-related costs, stock-based compensation expense, restructuring expenses, fair value adjustment on convertible debt conversion option, and discount accretion on convertible debt fair value. With the exception of stock-based compensation, all of these adjusting items are related to the acquisition and integration of ViXS Systems. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.
Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net income/loss and GAAP net income/loss to adjusted EBITDA, which provide additional details.

With that said, I will now turn the call over to Todd for his opening remarks.

Todd DeBonis

Thank you, Steve and good afternoon to everyone on today's call.

As reported in today’s press release, third quarter revenue was $18.8 million, at the high-end of our $18 to $19 million guidance range. This included the expected $2 million contribution from a partial quarter of ViXS. Going forward, we will refer to the ViXS product lines and solutions as Pixelworks’ video delivery business. Excluding the EOL contribution in previous quarters, organic revenue in our core business grew over 7% sequentially and was up 38% year-over-year.

Gross margin expanded to 54.9% in the quarter, and we diligently managed operating expenses to a better than expected level, resulting in non-GAAP earnings of $0.03 per share - above the high-end of our guidance. Our results marked the fourth consecutive quarter of profitability on a non-GAAP basis and substantial year-over-year improvement on effectively every financial metric.

As previously announced, during the quarter we took planned steps to further streamline the entire organization following the acquisition. These decisive actions included the elimination of multiple redundant and non-strategic expenses, which enables us to rapidly realize approximately $4.0 million in annualized cost synergies.

Looking at our three end markets of Projector, Mobile and Video Delivery - we are pleased with where Pixelworks is positioned within each market to capitalize on distinctive opportunities. In fact, the trends in these markets are accelerating the need for our visual display processing technology and advanced video delivery solutions.

Projector

In our projector business revenue grew 10% sequentially and nearly 40% year-on-year to $16.5 million. I want to highlight that third quarter revenue represents a multi-year high in our core projector business, after adjusting prior quarters for the contribution from EOL products. The drivers of this growth continue to be a combination of a normalized demand environment and increased market share at our key customers, which have been consistently outperforming the broader projector market.

In addition to strong year-over-year revenue growth, we also continue to realize improved margins and profitability following the streamlining of our product line last year. ASPs remain favorable, and we believe our current material margins are sustainable for the foreseeable future.

Although the growth rates in our projector business will moderate beginning in fourth quarter due to the higher quarterly comps, our bookings continue to be strong. Channel inventories are also lean, which we expect to support order demand that’s in-line with typical seasonality.

Mobile

In our mobile business - revenue declined sequentially, as a result of an anticipated product transition by our lead mobile customer, however we expect revenue and shipments to increase during the fourth quarter as ASUS ramps its next generation tablets that incorporate our Iris display processors.

The Mobile market continues to move in the direction of Pixelworks’ core strengths, as leading OEMs are increasingly incorporating advanced display and video processing capabilities such as high dynamic range (or HDR), wider color gamut and adaptive displays into their newest generation devices. While the two market leaders are not our primary target due to their more integrated in-house design approach, their adoption of features like True Tone and Mobile HDR certification is clearly influential - importantly, the technology leaders put increased pressure on nearly all other OEMs and specifically on their flagship models targeting developed markets. We have recently seen a dramatic shift in interest to incorporate similar features and functionality in their future devices. Today few if any of the fast followers have the fundamental know-how or internal design capability to implement advance display processing on their own.

Adding to the increased interest from our targeted OEMs to adopt advance display capabilities is the increased availability and emphasis being placed on higher-quality content from the disruptive providers of streaming content. For example, Amazon and Netflix, are actively promoting premium content services that require a certified or ‘white listed’ device with a high-performance display and associated display processing pipeline in order to view their premium mobile content.

Subsequent to sampling our fourth generation Iris mobile processor early in the fourth quarter, we verified the new chip and we have since been supporting multiple evaluations with targeted OEMs. As I discussed on last quarter’s call, this device was specifically designed to overcome the key hurdles for OEM adoption, including significant improvement in power, size and cost in addition to incorporating new features as compared to our third generation device.

However, I want to emphasize that the fourth generation doesn’t “replace” the third generation - the respective generations have meaningfully different feature sets, and we currently have active engagements with prospective customers for both generations.

Given the current design in activity for both the third and fourth generation of Iris, we expect to ramp into meaningful volume production in mid-2018 in support of multiple new mobile OEM customers.

Video Delivery

Turning now to our recently acquired Video Delivery business - revenue was $2 million, which was in-line with our expectations for the partial-quarter of contribution. As previously mentioned, we realigned our resources in September to focus on our key consumer customers in Japan and our OTA (over the air) streaming initiatives. Combined with our crisp integration efforts, which we anticipate completing by year-end, we remain confident in our ability to drive significant revenue and operational synergies.

The current market dynamics of accelerating declines in traditional Pay TV subscribers, rapidly growing retransmission fees and new attractive OTT alternatives are creating a unique opportunity for our OTA streaming solutions. The OTA ecosystem consists of early adopter customers, software solution providers and cost competitive contract manufacturers - and Pixelworks’ OTA solutions are gaining increased attention. Today there are several single, dual and quad channel solutions based upon our SoCs that are currently available through leading retailers in advance of the holidays.

Concluding Comments

To close out my prepared remarks, the opportunity for Pixelworks’ technology to directly address prevailing market demand for differentiated video processing solutions has never been more tangible. More specifically, both mobile display processing and OTA streaming represent dynamic growth potential, and I believe the company is uniquely positioned to aggressively pursue these two distinctive and rapidly emerging market trends. As a result of our recent integration efforts, we are now critically focused on realizing meaningful inflection points in both markets in 2018.

I’ll now turn the call over to Steve to review our third quarter financials and guidance for the fourth quarter in more detail. Steve?

Steve Moore

Thank you, Todd.

Revenue for the third quarter of 2017 was $18.8 million. This is compared to $20.7 million in the second quarter of 2017 which included $5.1 million of EOL revenue, and revenue of $13.7 million in the third quarter of 2016. Revenue in the third quarter of 2017 reflected a 39% year-on-year growth in our digital projection business.

The breakdown of revenue during the third quarter was as follows:

Revenue from Digital projection products was approximately $16.6 million.

Mobile revenue was approximately $190,000.

And revenue from Video Delivery was $2 million.

Non-GAAP gross profit margin was 54.9% in the third quarter of 2017, compared to 54.4% in the second quarter of 2017 and 48.6% in the third quarter of 2016.

Non-GAAP operating expenses were $8.9 million in the third quarter of 2017, compared to $7.6 million in the previous quarter and $6.8 million in the third quarter of 2016. Q3 operating expense included a credit of approximately $1.3 million related to the previously announced co-development project with a large projector customer.

Adjusted EBITDA was $2.3 million for the third quarter of 2017, compared to $4.7 million in the second quarter of 2017 and $670,000 in the year-ago quarter.

A reconciliation of adjusted EBITDA to GAAP net income/loss may be found in today's press release.

On a non-GAAP basis the Company reported a net profit of $976,000, or three cents per diluted share, in the third quarter of 2017, as compared to a net profit of $3.2 million, or 10 cents per diluted share, in the prior quarter, and a non-GAAP net loss of $438,000, or 2 cents loss per share, in the third quarter of 2016.

Moving to the balance sheet, cash and cash equivalents decreased sequentially by $5.9 million to approximately $26.3 million at the end of the third quarter. This decrease was primarily due to the payment of approximately $5 million of debt assumed as part of our acquisition of ViXS, which was partially offset by approximately $2 million in cash assumed in the acquisition. The Company also paid approximately $1.5 million, in Q3, for the mask set related to fourth generation Iris device.

Other balance sheet metrics include days sales outstanding of 24 days at quarter-end, compared to 25 days at the end of the second quarter. On an annualized basis, inventory turns decreased to 12.2 times in the third quarter, compared to 17.2 times in the prior quarter. Reported inventory as of September 30, 2017 included approximately $1.4 million of purchase accounting step-up, which is expected to largely be amortized over the next two quarters.

Guidance

For the fourth quarter of 2017, we expect revenue to be in a range of between $17.5 and $18.5 million.

We expect non-GAAP gross margin of between 55% and 57%.

Operating expenses on a non-GAAP basis are expected to be between $10 and $11 million. Unlike in the third quarter, no credits related to the projector co-development project are expected to be recorded in Q4 2017.

We expect non-GAAP EPS to be in a range of between loss of 5 cents per basic share and income of 1 cent per diluted share.

With that, we will now open the call for questions. Operator.